Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Pacific Ethanol, Inc. of our report dated April 1, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2012.

/s/ HEIN & ASSOCIATES LLP

Irvine, California

June 20, 2013